Exhibit 2.11

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Consulting Agreement”) is entered into on November 30, 2004, by and between NASSDA CORPORATION, a Delaware corporation, (“Nassda”); SYNOPSYS, INC., a Delaware corporation, (“Synopsys”); and                , an individual, (“Consultant”).  Nassda, Synopsys, and Consultant individually may be referred to as a “Party,” and together as the “Parties.”

RECITALS

A.                                    Contemporaneously with the execution and delivery of this Consulting Agreement, Nassda, Synopsys, and North Acquisition Sub, Inc. are entering into a Merger Agreement (the “Merger Agreement”).

B.                                    Consultant is a stockholder [, director and officer] of Nassda.

C.                                    Consultant will realize substantial economic benefits from the consummation of the transactions contemplated by the Merger Agreement.

D.                                    Immediately prior to the Merger, Consultant will resign as an [officer, director and] employee of Nassda.

E.                                      In order to induce Synopsys to enter into the Merger Agreement, Consultant has agreed to provide certain services to Synopsys after the consummation of the transactions contemplated by the Merger Agreement, as provided in this Consulting Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1.                                      DEFINITIONS.  Capitalized terms used but not otherwise defined in this Consulting Agreement shall have the meanings assigned to them in the Merger Agreement.  As used in this Consulting Agreement:

1.1                               “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating to Synopsys, Nassda, or any of Synopsys’ other subsidiaries or relating to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of Synopsys, Nassda, or any of Synopsys’ other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information that has become public or is in the public domain through no fault of Consultant.

1.2                               “Consulting Period” has the meaning ascribed to it in Section 10.1.

1.3                               “Deliverables” means the items to be provided or actually provided by Consultant to Synopsys under this Consulting Agreement, including items specifically designated or characterized as deliverables in a Statement of Work.

1.4                               “Services” means the services related to the Company Software (which may include consulting with and training Synopsys’ or Nassda’s personnel regarding the Company Software, including the algorithms and other trade secrets embodied therein and the structure and organization of the source code, and assisting Synopsys’ or Nassda’s personnel in diagnosing and correcting “bugs” or errors in the Company Software) or the integration of Nassda’s business operations into Synopsys’ business operations that Synopsys requests Consultant to perform under this Consulting Agreement.  The Services to be performed by Consultant hereunder do not include any support, maintenance or development of any existing or new Synopsys product (it being understood that the Company Software shall not be considered, for these purposes, to be a Synopsys product).

1.5                               “Work Product” means (a) all Deliverables, (b) all Intellectual Property, in any stage of development, that Consultant authors, conceives, creates, develops, invents or reduces to practice in the course of or in connection with performing the Services, and (c) all tangible embodiments (including models, presentations, prototypes, reports, samples, and summaries) of each item of such Intellectual Property.

2.                                      ENGAGEMENT

2.1                               Statements of Work.  During the Consulting Period, Consultant agrees to perform up to 400 hours of Services at Synopsys’ request.  The number of hours of Services that Synopsys requests Consultant to perform in any of the first three (3) months shall not exceed 80 hours per month; the number of hours of Services that Synopsys requests Consultant to perform in any of the final nine (9) months of the Consulting Period shall not exceed 30 hours per month.  For the avoidance of doubt, nothing in this Consulting Agreement will obligate Synopsys to actually engage Consultant for the full 400 hours of Services, and Synopsys will be obligated to compensate Consultant only for those Services actually requested by Synopsys and performed by Consultant.  From time to time, Synopsys may (a) informally direct Consultant to perform certain Services, and/or (b) submit to Consultant formal written work orders (“Statements of Work”) containing express terms (including specifications, delivery and performance schedules) for Services and Deliverables that Synopsys desires Consultant to provide.  Consultant shall accept all such informal requests for Services and formal work orders to the extent that the Services specified therein do not exceed the limits set forth above.  Synopsys may at any time terminate, cancel, suspend, or modify any request for Services or Statement of Work in its discretion.  A Statement of Work may include a limited express or implied license to Consultant to use certain Intellectual Property of Synopsys or its licensors, such as software, tools, or know-how, as necessary to complete that Statement of Work.  Any such license automatically terminates upon the completion of the applicable Statement of Work and is limited by the terms of this Consulting Agreement.  The Parties further acknowledge and agree that none of the time spent by Consultant performing his obligations under the Cooperation and Support Agreement between the Parties of even date herewith (the “Cooperation and Support Agreement”) shall be charged against the limits set forth in this Section 2.1.

2.2                               Performance of Services.  Consultant will perform the Services in a prompt, diligent, professional, and workmanlike manner, and in accordance with the terms of this Consulting Agreement, including the applicable Statement of Work, if any.  Except as otherwise provided in the applicable Statement of Work, Consultant will have exclusive control over the manner and means of performing the Services, including the choice of place and time, and will use Consultant’s expertise and creative talents in performing the Services.  Consultant will not subcontract or otherwise delegate any of Consultant’s obligations under this Consulting Agreement.  Time is of the essence in the performance of Consultant’s obligations under this Consulting Agreement.

2.3                               Access Rules and Procedures.  While on Synopsys’ premises, Consultant agrees to comply with Synopsys’ then-current access rules and procedures, including those procedures pertaining to safety, security, and confidentiality.  Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Synopsys’ telecommunications, networking, or information processing systems (including stored computer files, email messages, and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using any of those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time without notice.

3.                                      INDEPENDENT CONTRACTOR RELATIONSHIP.  Consultant’s relation to the other Parties under this Consulting Agreement is that of an independent contractor.  Nothing in this Consulting Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Nassda, Synopsys and Consultant.  Without limiting the foregoing, Consultant will take no position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving Synopsys, that is inconsistent with Consultant being an independent Consultant (and not an employee) of Synopsys.  Consultant is not the agent of Synopsys and is not authorized, and must not represent to any third party that Consultant is authorized, to make any commitment or otherwise act on behalf of Synopsys.  Without limiting the generality of the foregoing, Consultant is not entitled to or eligible for any benefits that Synopsys may make available to its employees, such as group insurance, profit-sharing, or retirement benefits.  Because Consultant is an independent Consultant, Synopsys will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant.  If, notwithstanding the foregoing, Consultant is reclassified as an employee of Synopsys, or any affiliate of Synopsys, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by Synopsys.

Consultant is solely responsible for filing all tax returns and submitting all payments as required by any federal, state, local, or foreign tax authority arising from the payment of fees to Consultant under this Consulting Agreement, and agrees to do so in a timely manner.  If applicable, Synopsys will report the fees paid to Consultant under this Consulting Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law.  Consultant will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions.

4.                                      COMPENSATION

4.1                               Fees.  Subject to the terms and conditions of this Consulting Agreement, Synopsys will pay Consultant at an hourly rate of U.S. $250 as Consultant’s sole and complete compensation for all Services, Deliverables, and Intellectual Property Rights provided by Consultant under this Consulting Agreement.  No other fees will be owed by Synopsys under this Consulting Agreement.

4.2                               Expenses.  Synopsys will reimburse Consultant’s reasonable out-of-pocket expenses incurred in performance of the Services in accordance with Synopsys’ then-current contractor expense reimbursement policies, provided that Consultant obtains Synopsys’ prior written approval of any such expense in excess of $500.

4.3                               Invoicing.  Consultant will issue complete and accurate invoices that specify the number of hours spent in performing Services and include a reasonably detailed description of the work performed.  Unless otherwise expressly provided in an applicable Statement of Work, (a) payment to Consultant of fees will be due 30 days following Synopsys’ receipt of the invoice for such fees, and (b) Consultant will submit invoices to Synopsys on a monthly basis for Services performed in the previous month.

5.                                      CONFIDENTIALITY.  Commencing on the date of this Consulting Agreement and at all times thereafter, Consultant will (a) hold all Confidential Information in strict trust and confidence, (b) refrain from using or permitting others to use Confidential Information in any manner or for any purpose not expressly permitted or required by this Consulting Agreement, and (c) refrain from disclosing or permitting others to disclose any Confidential Information to any third party without obtaining Synopsys’ express prior written consent on a case-by-case basis.  Consultant will protect the Confidential Information from unauthorized use, access, or disclosure using all reasonable measures.  Consultant will not attempt to reverse engineer, de-encrypt, or otherwise derive the design, internal logic, structure or inner workings (including algorithms and source code) of any software, products, models, prototypes, or other items provided by Synopsys that use, embody, or contain Confidential Information.  Consultant will not remove any tangible embodiment of any Confidential Information from Synopsys’ facilities or premises without Synopsys’ express prior written consent.  Upon Synopsys’ request and upon any termination or expiration of this Consulting Agreement, Consultant will promptly (1) return to Synopsys or, if so directed by Synopsys, destroy all tangible embodiments of the Confidential Information (in every form and medium), (2) permanently erase all electronic files containing or summarizing any Confidential Information, and (3) certify to Synopsys in writing that Consultant has fully complied with the foregoing obligations.

6.                                      NO CONFLICTS.  Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Consulting Agreement, including Consultant’s ability to perform the Services.  Consultant will not disclose to Synopsys, will not bring into Synopsys’ facilities, and will not induce Synopsys to use any confidential or proprietary information of any third party.

7.                                      INTELLECTUAL PROPERTY

7.1                               Disclosure of Work Product.  In accordance with the applicable Statement of Work, including any schedule therein, Consultant will deliver all Deliverables and disclose all other Work Product to Synopsys in the form specified in the Statement of Work or otherwise designated by Synopsys.

7.2                               Ownership and Assignment of Work Product.  Consultant agrees that the Work Product, and all Intellectual Property Rights therein, will be the sole and exclusive property of Synopsys.  Consultant hereby irrevocably and unconditionally assigns to Synopsys all right, title, and interest worldwide in and to the Work Product, and all Intellectual Property Rights therein.  Consultant understands and agrees that he has no right to use the Work Product except as necessary to perform the Services for Synopsys.  If any Intellectual Property Rights, such as moral rights, in the Work Product cannot (as a matter of law) be assigned by Consultant to Synopsys as provided in Section 7.2, then (a) Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Synopsys with respect to such rights, and (b) to the extent Consultant cannot (as a matter of law) make such waiver, Consultant unconditionally grants to Synopsys an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights: (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Work Product, and (iii) to exercise any and all other present or future rights in the Work Product.

8.                                      FURTHER ASSURANCES

8.1                               Cooperation.  Consultant will, at Synopsys’ request, (a) cooperate with and assist Synopsys, both during and after the term of this Consulting Agreement, in perfecting, maintaining, protecting, and enforcing Synopsys’ rights in the Work Product, and (b) execute and deliver to Synopsys any documents deemed necessary or appropriate by Synopsys in its discretion to perfect, maintain, protect, or enforce Synopsys’ rights in the Work Product or otherwise carry out the purposes of this Consulting Agreement.  Regardless of whether Synopsys requests any such cooperation or assistance, Consultant shall not, unless specifically directed or requested by Synopsys or any of its attorneys to do so, cooperate with or assist or support in any manner, directly or indirectly, any other Person with respect to any Legal Proceeding (including interference and reexamination proceedings) involving any Intellectual Property or Confidential Information of Nassda or Synopsys, except that Consultant may provide truthful testimony pursuant to a subpoena (or upon cross-examination) by any such Person.

8.2                               Intellectual Property Assignments.  Without limiting the generality of Section 8.1, Consultant will execute and deliver to Synopsys, at Synopsys’ request, (i) a copyright assignment in a form provided by Synopsys for any Work Product subject to copyright protection; and (ii) a patent application assignment in a form provided by Synopsys for any patentable component of the Work Product for which Synopsys elects to file a patent application.  At Synopsys’ request, Consultant will promptly record such assignment with the United States Patent and Trademark Office or foreign equivalent.  Consultant hereby irrevocably designates and appoints Synopsys and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Consultant, if Synopsys is unable for any reason to secure Consultant’s signature on any document needed in connection with the actions described in Section 8.  Consultant acknowledges that this appointment is coupled with an interest.  For the avoidance of doubt, none of the activities contemplated in this Section 8.1 or Section 8.2 shall be charged against the 400-hour obligation described in Section 2.1.

9.                                      REPRESENTATIONS AND WARRANTIES.  Consultant represents and warrants that:

(a)                                  Consultant has not granted and will not attempt or purport to grant, directly or indirectly, any right or interest in the Work Product to any other Person;

(b)                                  Consultant has full right, power, and authority to enter into and perform this Consulting Agreement without the consent of any third party;

(c)                                  Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Consulting Agreement or that is otherwise inconsistent with this Consulting Agreement; and

(d)                                  each of the representations and warranties of the Consultant in this Consulting Agreement is accurate in all respects as of the date of this Consulting Agreement and will remain accurate in all respects at all times through and including the Closing Date and at all times during the Consulting Period as if made at and as of any such time.

9.2                               Performance.  Consultant warrants that he will perform all Services in a prompt, diligent, professional, and workmanlike manner, applying his skill and expertise in the relevant subject area.  In the event of a breach of this warranty, (a) Synopsys will not be obligated to make payment to Consultant for the nonconforming Services; (b) the time spent by Consultant in performance of the nonconforming Services shall not be charged against the limits set forth in Section 2.1; and (c) at Synopsys’ request, Consultant will promptly reperform the nonconforming Services in a manner that conforms to the foregoing warranty.

10.                               CONSULTING PERIOD

10.1                        Definition.  The “Consulting Period” means the period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

10.2                        Expiration.  Upon expiration of the Consulting Period or earlier as requested by Synopsys, Consultant will deliver to Synopsys any and all documents, prototypes, samples, and other materials (including all copies thereof) in Consultant’s possession or control that contain, summarize, or disclose any Work Product (in whatever stage of development or completion) or any Intellectual Property or Confidential Information provided by or on behalf of Synopsys.  Sections 1 (Definitions), 3 (Independent Contractor Relationship), 5 (Confidentiality), 7 (Intellectual Property), 8 (Further Assurances), 9 (Representations and Warranties), 10 (Consulting Period), and 11 (General Provisions) will survive the expiration of the Consulting Period.  Expiration of the Consulting Period will not affect any Party’s liability for any breach of this Consulting Agreement such Party may have committed before such expiration or termination.

11.                               NO EFFECT ON NONCOMPETITION AGREEMENT.  No term of this Agreement, no Services requested of or performed by Consultant pursuant to this Agreement, and no Confidential Information provided by either Synopsys or Nassda, or any Affiliate of either of them, to Consultant for the purposes of having Consultant perform Services pursuant to this Agreement, shall in any respect by deemed or claimed by any Party to this Agreement or any Affiliate thereof to modify, revise, amend, change, lessen or increase the rights of Consultant, Synopsys or Nassda, or any Affiliate of any of them, as provided for in the Noncompetition Agreement between Consultant, Synopsys and Nassda (the “Noncompetition Agreement”).

12.                               GENERAL PROVISIONS

12.1                        Governing Law; Venue.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).  Any legal action or other legal proceeding relating to this Consulting Agreement or the enforcement of any provision of this Consulting Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California.  Consultant:

(a)                                  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California), in connection with any such action or proceeding;

(b)                                  agrees that service of any process, summons, notice or document delivered by hand or by U.S. mail, by courier or express delivery service addressed to him at the address set forth on the signature page of this Consulting Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding (it being understood that nothing in this Section 11.1(b) shall affect the right of any party to serve process in any other manner permitted by law);

(c)                                  agrees that each state and federal court located in the County of Santa Clara, California, shall be deemed to be a convenient forum; and

(d)                                  agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that Consultant is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that such court lacks jurisdiction to adjudicate any cause of action or claim for relief based upon or arising from this Consulting Agreement.

12.2                        Severability.  Any term or provision of this Consulting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Consulting Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Consulting Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases from such term or provision or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Consulting Agreement shall be enforceable as so modified.

12.3                        Successors and Assigns.  With the consent of Consultant, which shall not be unreasonably withheld and will not be required for an assignment to an Affiliate of Synopsys, each of Nassda and Synopsys may freely assign any or all of its rights under this Consulting Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Consultant or of any other Person.  This Agreement shall be binding upon Consultant and his heirs, executors, estate, personal representatives, successors and assigns (if any), and shall inure to the benefit of Synopsys.  Consultant shall not assign any of his rights or delegate any of his obligations under this Consulting Agreement without the prior written consent of Synopsys.

12.4                        Notices.  Any notice or other communication required or permitted to be delivered to either party under this Consulting Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Consultant:

at the address set forth on the signature page hereof; and

if to Nassda:

Nassda Corporation
2650 San Tomas Expressway
Santa Clara, CA 95051
Attention:	Edwin C. V. Winn
Chairman of Special Committee
Facsimile: (408) 988-9888

with a copy to:

Richards, Layton & Finger LLP
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
Attention: Gregory V. Varallo
Facsimile: (302) 651-7701

with a copy to:

Nassda Corporation
2650 San Tomas Expressway
Santa Clara, CA 95051
Attention: Chief Financial Officer
Facsimile: (408) 988-9888

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Robert P. Latta
Facsimile: (650) 493-6811

if to Synopsys:

Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA 94043
Attention: General Counsel
Facsimile: 650-965-8637

with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Timothy J. Moore
Facsimile: 650-849-7400

12.5                        Attorneys’ Fees.  If any legal proceeding relating to this Consulting Agreement or the enforcement of any provision of this Consulting Agreement is brought against Consultant, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.6                        Specific Performance.  Consultant agrees that, in the event of any breach or threatened breach by Consultant of any covenant, obligation or other provision contained in this Consulting Agreement, each of Nassda and Synopsys shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.  Consultant further agrees that neither Nassda nor Synopsys shall be required to obtain, furnish, post or otherwise provide any bond or other security or instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.6, and Consultant irrevocably waives any right he may have to require Nassda or Synopsys to obtain, furnish or post any such bond or instrument.

12.7                        Remedies.  The rights and remedies of Synopsys under this Consulting Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of Synopsys under this Consulting Agreement, and the obligations and liabilities of Consultant under this Consulting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.  Nothing in this Consulting Agreement shall limit any of Consultant’s, Nassda’s or Synopsys’ obligations or liabilities, or the rights or remedies of Consultant or Synopsys under the Noncompetition Agreement, the Settlement Agreement between the Parties of even date herewith (the “Settlement Agreement”), or the Cooperation and Support Agreement between the Parties of even date herewith (the “Cooperation and Support Agreement”); and nothing in the Settlement Agreement, the Noncompetition Agreement or the Cooperation and Support Agreement shall limit any of Consultant’s, Nassda’s or Synopsys’ obligations or liabilities, or any of the rights or remedies of Consultant or Synopsys under this Consulting Agreement.  No breach on the part of Synopsys of any covenant or obligation in the Settlement Agreement, the Noncompetition Agreement or any other agreement shall limit or otherwise affect any right or remedy of Synopsys under this Consulting Agreement.  Similarly, no breach on the part of Consultant of any covenant or obligation in the Settlement Agreement, the Noncompetition

Agreement or any other agreement shall limit or otherwise affect any right or remedy of Consultant under this Consulting Agreement.

12.8                        Headings.  The bold-faced headings contained in this Consulting Agreement are for convenience of reference only, shall not be deemed to be a part of this Consulting Agreement and shall not be referred to in connection with the construction or interpretation of this Consulting Agreement.

12.9                        Construction.  Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.  Section headings are included in this Consulting Agreement merely for convenience of reference; they are not to be considered part of this Consulting Agreement or used in the interpretation of this Consulting Agreement.  As used in this Consulting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”  Whenever Synopsys’ consent or approval is required under this Consulting Agreement, Synopsys may grant or deny its consent or approval in its sole and absolute discretion.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Consulting Agreement.  Except as otherwise indicated in this Consulting Agreement, all references in this Consulting Agreement to “Sections” are intended to refer to Sections of this Consulting Agreement.  In the event of any conflict between this Consulting Agreement and a Statement of Work, this Consulting Agreement will control.  All references in this Consulting Agreement to the “date of this Consulting Agreement” shall be deemed to refer to the date set forth in the preamble.

12.10                 Waiver.  No failure on the part of Synopsys to exercise any power, right, privilege or remedy under this Consulting Agreement, and no delay on the part of Synopsys in exercising any power, right, privilege or remedy under this Consulting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Synopsys shall not be deemed to have waived any claim arising out of this Consulting Agreement, or any power, right, privilege or remedy of Synopsys under this Consulting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Synopsys; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.11                 Obligations Absolute.  Consultant’s obligations under this Consulting Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Nassda, Synopsys or any other person) of, or inaccurate representation or warranty contained in, any provision of the Merger Agreement, the Settlement Agreement or any other agreement or instrument, or by virtue of any failure to perform, or any other breach of, any obligation of Nassda, Synopsys or any other person.  Similarly, the obligations of the Synopsys and Nassda under the Merger Agreement, the Settlement Agreement or any other agreement or instrument, shall not be terminated or otherwise limited by virtue of any breach (on the part of

Consultant) of, or inaccurate representation or warranty contained in, any provision of this Consulting Agreement.

12.12                 Amendment.  This Consulting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Nassda, Synopsys (or any successor thereto) and Consultant.

12.13                 Entire Agreement.  This Agreement, the Settlement Agreement, and the other agreements and instruments referred to in the Settlement Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto or thereto with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the date set forth in the preamble.

(“NASSDA”)	(“CONSULTANT”)

Signed:	Signed:

Name:	Printed Name:

Title:	Address:

For copyright registration purposes only, Consultant must provide the following information:

Date of Birth:

Nationality or Domicile:

(“SYNOPSYS”)

Signed:

Name:

Title: